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Exhibit 4.6

AON DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective as of November 1, 2002)

i

AON DEFERRED COMPENSATION PLAN

Preamble

        Aon Corporation ("Aon" or "Company") has previously adopted two nonqualified deferred compensation plans for the benefit of certain select management or highly compensated employees of Aon or its subsidiaries. One such plan was effective as of October 1, 1994 and provided for deferrals for years 1994 through 1998 (including deferrals of bonuses earned in 1998 payable in 1999) (the "1994 Plan"). The other plan was effective as of January 1, 1999 and provided for deferrals for years 1999 through 2002 (including regular compensation and bonuses paid for services performed through October 31, 2002 and deferrals of bonuses earned in 2001 payable in 2002) (the "1999 Plan").

        Effective as of November 1, 2002, the 1994 Plan and 1999 Plan are hereby merged, and amended and restated, provided, however, that the provisions set forth in Supplements A and B, respectively, will continue to apply to the deferrals made under the 1994 Plan and 1999 Plan, to the extent the provisions in those Supplements are inconsistent with the provisions set forth herein.

        The purpose of this plan is also to provide certain select management or highly compensated employees of Aon and its subsidiaries with the opportunity to defer amounts earned as an employee between November 1, 2002 and December 31, 2002, and calendar years thereafter. The Plan shall generally be effective as of November 1, 2002, and will be known as the Aon Deferred Compensation Plan (As Amended and Restated as of November 1, 2002) (the "Plan").

SECTION 1

Definitions

        1.01 "Accounts" shall mean the Distribution Accounts and Investment Accounts.

        1.02 "Administrative Committee" shall mean the Administrative Committee under the Aon Savings Plan.

        1.03 "Aon Common Stock Account" shall mean the account established on the books of the Company or a Subsidiary for a Participant who has elected to allocate any deferral into Aon Common Stock. The Aon Common Stock Account shall be considered an Investment Account hereunder, and shall be available for deferrals under the 1994 Plan and 1999 Plan and may be available for deferrals thereafter, in the discretion of the Company.

        1.04 "Aon General Account" shall mean the account established on the books of the Company or a Subsidiary for a Participant who has elected to allocate any deferral into the Aon General Account. The Aon General Account shall be considered an Investment Account hereunder and shall be available for deferrals under the 1994 Plan and 1999 Plan and may be available for deferrals thereafter, in the discretion of the Company.

        1.05 "Beneficiary" shall mean the beneficiary or beneficiaries designated by the Participant to receive the amount, if any, payable under the Plan upon the death of the Participant.

        1.06 "Board" shall mean the board of directors of the Company.

        1.07 "Company" shall mean Aon Corporation.

        1.08 "Compensation" shall mean the following types of earnings paid to an Employee for his service on behalf of the Company or the Subsidiaries; salary and fixed base compensation including compensation for overtime, and net commission, renewal and override compensation. Compensation shall also mean amounts paid by the Company pursuant to but not limited to a periodic individual performance appraisal or contractual agreement ("Bonus"). The following shall not be included in Compensation: (i) deferred compensation payments; (ii) stock awards; (iii) income from the exercise of stock options; (iv) expense reimbursements; (v) distributions from, and Company or Subsidiary contributions to, the Aon Savings Plan, the Aon Employee Stock Ownership Plan, the Aon Pension Plan or any other Company or Subsidiary fund or plan providing retirement, health, welfare, death, insurance or similar benefits; (vi) amounts paid to an Employee in respect to employment during which he is not permanently employed within the United States or its possessions; and (vii) amounts previously deferred under the terms of the Plan.

        1.09 "Distribution Accounts" shall mean, for deferrals on Compensation paid on and after November 1, 2002, the Accounts established by the Administrative Committee to reflect the distribution method selected by a Participant. If the Employee elects to begin distributions before termination of employment, the Distribution Account shall be known as an "In-Service Account." If a Participant elects to begin distributions in the year following termination of employment, the Distribution Account shall be known as a "Retirement Account." A Participant may select one or two distribution methods to begin before termination of employment, and therefore the Administrative Committee may establish one or two "In-Service Accounts" for a Participant. The Participant may select only one distribution method to begin after termination of employment, and therefore the Administrative Committee may establish only one Retirement Account for a Participant. For deferrals on Compensation under the 1994 Plan or 1999 Plan which have not begun by November 1, 2002, the Administrative Committee will change the distribution method to correspond to the distribution method which most closely corresponds to the method selected for deferrals on Compensation paid after November 1, 2002. For deferrals on Compensation under the 1994 Plan or 1999 Plan which have begun by November 1, 2002, the Administrative Committee will create a Distribution Account for each distribution method in effect.

        1.10 "Employee" shall mean any United States staff employee of the Company or any Subsidiary.

        1.11 "Investment Accounts" shall mean, for deferrals on Compensation paid on or after November 1, 2002, the Accounts established by the Administrative Committee to reflect the investment alternatives selected by the Participant from among the investment alternatives made available by the Company under Section 4.02 of the Plan. These Investment Accounts will be established under each Distribution Account to reflect the investment alternative(s) elected by the Participant for that Distribution Account.

        1.12 "Participant" shall mean any eligible Employee who elects to participate in the Plan pursuant to Section 2.

        1.13 "Plan" shall mean the Aon Deferred Compensation Plan (As Amended and Restated Effective as of November 1, 2002).

        1.14 "Subsidiary" shall mean any corporation of which 50% or more of the voting stock is owned or controlled, directly or indirectly, by the Company or by one or more of such corporations.

SECTION 2

Eligibility

2.01 Eligibility

        Any Employee of the Company or a Subsidiary who received wages or compensation as reported on Box 5 of IRS Form W-2 of $150,000 or more in the prior calendar year or whose rate of annual base pay in the current calendar year is $150,000 or more shall be eligible to participate in the Plan, unless otherwise decided by the Board or the Administrative Committee. In addition, other select management or highly compensated Employees may be eligible to participate at the option of the Administrative Committee. Every eligible Employee shall become a Participant after making an irrevocable election to participate as described in Sections 3.01 or 3.02.

SECTION 3

Election To Defer

3.01 Irrevocable Election

        On or before November 1, 2002, each Employee eligible to participate in the Plan should be entitled to make an irrevocable election to defer receipt of any whole percentage (up to 75%) of bi-weekly Compensation paid to the Employee for his services as an Employee for the Company or a Subsidiary for the period from November 1, 2002 through December 31, 2002. Prior elections executed in 2001 for bonuses earned in 2002 shall not be changed. Thereafter, on or before December 31 of any year, each Employee eligible to participate in the Plan shall be entitled to make an irrevocable election to defer receipt of: (i) any whole percentage (up to 75%) of bi-weekly Compensation paid to the Employee for his services as an Employee from the Company or a Subsidiary for the following calendar year: and (ii) any whole percentage (up to 100%) of any Bonus to be earned for services performed in the following calendar year.

        Each Participant will need to make an affirmative election to make deferrals hereunder for each calendar year, in accordance with rules established by the Administrative Committee.

3.02 First Calendar Year Election

        Within 30 days after an Employee is notified of his eligibility to participate in the Plan, but no later than 60 days after an Employee first becomes eligible to participate in the Plan, he or she shall be entitled to make an irrevocable election to defer any whole percentage of Compensation not yet payable for the remainder of that calendar year.

SECTION 4

Deferred Compensation Amounts and Investment Elections

4.01 Deferral Period Accounts

        The Administrative Committee shall establish Distribution Accounts and Investment Accounts for any Employee who made a deferral under the 1994 Plan or 1999 Plan or who makes a deferral on Compensation paid on or after November 1, 2002. The Administrative Committee shall establish such other subaccounts as are necessary for proper administration under the Plan.

4.02 Investment Elections

        For deferrals on Compensation paid on and after November 1, 2002, the Company will select the investment alternatives available to the Participants, and the Company shall establish an Investment Account for each available investment alternative. The Participant may make a separate investment election for each Distribution Account created under Section 5.01, except that such investment election shall not apply to any deferrals made under the 1994 Plan or 1999 Plan.

        Each Participant making an election to defer amounts shall also elect how the deferred amount will be allocated to the Investment Accounts. For deferrals under the 1994 Plan or 1999 Plan, if a Participant has elected to allocate any deferrals to the Aon General Account, the Participant may, in accordance with rules established by the Administrative Committee, change such allocation to the Aon Common Stock Account. However, for deferrals under the 1999 Plan, a Participant may not change any allocation from the Aon Common Stock Account to the Aon General Account.

        If a Participant fails to make an investment allocation, any deferral shall be allocated to the Investment Account representing a money market fund. With respect to deferrals made on Compensation paid on or after November 1, 2002, Participants may make reallocations of such amounts among the existing investment alternatives on any business day, except that the Administrative Committee may impose whatever restrictions it deems advisable, including restrictions which may apply only to certain Participants in the Plan and restrictions designed to prevent violation of the federal securities laws.

4.03 Amounts Credited to the Aon Common Stock Account

        For any deferral allocated to the Aon Common Stock Account after November 1, 2002, the amount of shares so credited will be determined by dividing the deferred amount by the Fair Market Value of Aon common stock on the New York Stock Exchange. Deferrals will be credited to the Employee's account as soon as administratively possible after the day such deferral would have been payable to the Participant had it not been deferred. The "Fair Market Value" of Aon common stock on any day is the closing price, regular way, as reported by an independent pricing service selected by the Administrative Committee.

        As of the date any cash dividends are paid on Aon common stock, each Participant's Aon Common Stock Account shall be credited with the dividends that would be paid with respect to Aon common stock on that date as if the Participant owned the stock credited under the Aon Common Stock Account. Dividends will be treated as if they are reinvested in whole or fractional shares of Aon common stock on the dividend date, based on the Fair Market Value on that date.

4.04 Earnings Credited to the Aon General Account

        Earnings credited to the Aon General Account shall be determined as follows: the credited rate will be the six-month Treasury bill yield rate, determined as of each January 1 and July 1 by averaging this yield as published monthly by the Federal Reserve Bank of St. Louis on a bank discount basis through the secondary market for the last six months immediately prior to the applicable January 1 or July 1. After this yield is determined as of each January 1 and July 1, the yield will remain effective for the entire 6-month period. The rate of interest may be modified prospectively (applying to all deferrals) by the Board at any time in its exclusive discretion.

4.05 Amounts Credited to Other Investment Accounts

        If any deferral is allocated to an Investment Account other than the Aon Common Stock Account or Aon General Account, such deferral shall be credited as soon as administratively feasible after the day such amount would have been payable to the Participant had it not been deferred. The amount of shares so credited to the Account will be determined by dividing the deferred amount by the Fair Market Value of the investment alternative. The "Fair Market Value" of that alternative is the last sales/purchase price of that alternative on that day. If dividends are paid on the Investment Account, the dividends will be treated as reinvested in that investment alternative, based on its Fair Market Value on that date.

        If a Participant changes his or her investment alternative, any amount invested or disinvested in any alternative investment will be done as soon as administratively feasible at the Fair Market Value of that alternative investment on that day.

SECTION 5

Method of Distribution

5.01 Method of Distribution

        A Participant may elect up to three different distribution forms of payments and these forms may differ as to the timing of commencement of payments or distribution period, or both. These elections will apply to all deferrals on or after November 1, 2002. A Participant may elect up to two different forms of payment which will apply to payments before termination of employment (the "In-Service Accounts") and one form of payment which will apply to payment after termination of employment (the "Retirement Account"). For Participants who elected distribution forms for deferrals under the 1994 Plan or 1999 Plan and who have not received any payments before November 1, 2002, the Administrative Committee will modify the distribution form selected by the Participant to the one which most closely corresponds to a distribution form of payment selected by the Participant for deferrals made after November 1, 2002.

        When the Participant elects to defer any Compensation or any Bonus pursuant to Section 3, the Participant shall also make an irrevocable election as to the beginning year of distribution with respect to amounts so credited to the Distribution Accounts of the Participant. Pursuant to rules established by the Administrative Committee, such elections may provide for distributions to commence before a Participant's termination of employment (the "In-Service Accounts") or by the February 28 of the year after the Participant's termination of employment with Aon and its Subsidiaries (the "Retirement Account").

        If a Participant elects to commence distributions before termination of employment with Aon and its Subsidiaries, an In-Service Account will be established and the Participant may elect payment in annual installments not in excess of five or in a lump sum, but the commencement date must be later than 3 years after the Participant's first deferral. If a Participant elects to commence distributions after termination of employment with Aon and its Subsidiaries, a Retirement Account will be established, and the Participant may elect payment in annual installments not in excess of ten or in a lump sum. If a Participant has elected to commence distributions in a particular year before termination of employment, but he or she terminates employment with Aon and its Subsidiaries before such date, distributions to the Participant will be pursuant to the election that the Participant made for amounts distributed from the Retirement Account. If a Participant fails to make an election for amounts to be distributed from the Retirement Account, then distributions from the In-Service Accounts will be paid in three annual installments, beginning as soon as administratively possible after February 28 of the year following termination of employment, based on the balance as of that February 28.

        Payments due before termination of employment for any calendar year will be made as soon as administratively possible after February 28 of such year based on the balance as of that February 28. Payments due on account of termination of employment will be made as soon as administratively feasible after February 28 of the next following year based on the balance as of that February 28.

        Notwithstanding any provision herein to the contrary, the Administrative Committee may in its sole discretion modify any distribution election hereunder, to delay or accelerate any payment.

5.02 Installment Payments

        If the Participant has elected installment payments, the amount of the first payment shall be a fraction of the total balances of the Participant's Distribution Accounts as of the applicable February 28, the numerator of which is one and the denominator of which is the total number of installments elected. The amount of each subsequent payment shall be a fraction of the total balances of the Participant's Distribution Accounts similarly computed for each subsequent payment, the numerator of which is one and the denominator of which is the total number of installments remaining. Each installment shall be withdrawn proportionately from the Aon Common Stock Account and Aon General Account and whatever other Investment Accounts of the Participants exist.

5.03 Withdrawals for Immediate Financial Need

        Amounts deferred under the Plan may be distributed earlier than due to the Participant or Beneficiary at the discretion of the Administrative Committee based on the immediate financial need of the Participant or the Beneficiary. Such distributions shall occur only if the Participant dies, becomes disabled or suffers an extreme financial hardship occasioned by a tragic event. Extreme financial hardship means an immediate catastrophic financial need occasioned by (1) an event such as death, total disability, serious injury or illness of a spouse, participant or dependent, or (2) extreme financial reversal or other impending catastrophic event which has resulted in or will result in harm to the Participant, his or her spouse, parents or dependents. Adequate proof of extreme financial hardship must be provided to the Committee. Distributions for extreme financial hardship may not exceed the amount required to meet the hardship and may be made only if the Committee finds that extreme financial hardship may not be met from other resources reasonably available to the participant including liquidation of investment assets, liquidation of luxury assets, loans from financial institutions or other sources. If a hardship distribution is granted, deferrals for the remainder of that calendar year shall cease.

        Withdrawals shall be made in the following order: (1) from the Distribution Account with the closest payment date to the date of withdrawal; (2) to the extent not yet satisfied, from the Distribution Account with the next closest payment date, and so forth. Amounts distributed from each Distribution Account shall be taken pro rata from all Investment Accounts within that specified Distribution Account.

5.04 Withdrawals with Significant Penalty

        Participants may request a distribution of a portion of their Distribution Accounts if they are willing to "forfeit" an amount equal to 10% of the amount distributed. If such a withdrawal is made, all deferrals for the remainder of that calendar year shall cease.

        Withdrawals shall be made in the following order: (1) from the Distribution Account with the closest payment date to the date of withdrawal; (2) to the extent not yet satisfied, from the Distribution Account with the next closest payment date, and so forth. Amounts distributed from each Distribution Account shall be taken pro rata from all Investment Accounts within that specified Distribution Account.

5.05 Distribution Upon Death

        If any Participant dies when installment payments are being paid to the Participant, the unpaid amounts in the Participant's Distribution Accounts shall be paid to the Participant's Beneficiary in accordance with the time period selected by the Participant. If any Participant dies when installment payments are not being paid to the Participant, such unpaid amounts shall be paid to the designated beneficiary beginning in the year after the Participant's death, and shall be paid in accordance with the time period selected by the Participant for payments at termination. If a Beneficiary dies after the Participant but before payments have commenced, payment will be made to the Beneficiary's estate in a single lump sum. If a Participant fails to designate a beneficiary, the amounts payable hereunder shall be made to the Participant's estate in a single lump sum. If a Beneficiary predeceases the Participant, amounts payable hereunder shall be made to the contingent Beneficiary, but if none or if not living, payments shall be made to the Participant's estate in a single lump sum.

5.06 Distribution of Small Amounts

        If at the commencement of benefit payments or after distributions have begun to a Participant or Beneficiary the total balance of a Participant's Distribution Accounts becomes less than $50,000, the Administrative Committee will direct the payment of the remaining amount to the Participant or Beneficiary in a lump sum, notwithstanding any distribution election requiring further installment payments.

5.07 Form of Distribution

        Distributions from the Aon Common Stock Account for deferrals prior to November 1, 2002 must be distributed in the form of shares of Aon Common Stock, except the account balance attributable to deferrals made prior to January 1, 1999 may be paid in cash if elected by the Participant. All other distributions will be in the form of cash.

SECTION 6

Miscellaneous

6.01 Participant's Rights and Interest in the Accounts

        No provision in this Plan shall be construed to give any Participant the right to be retained in the Company's or a Subsidiary's service or to any benefits not specifically provided by the Plan. Neither a Participant nor a Beneficiary shall have any interest in the deferred compensation or earnings credited to his accounts other than as an unsecured general creditor of the Company. All amounts deferred or otherwise held for the account of a Participant or a Beneficiary under the Plan shall remain the sole property of the Company or Subsidiary. The Company may or may not decide to purchase an annuity or insurance contract intended to mirror the performance of the investment elections made by the Participants or Beneficiaries, but in all circumstances such annuity or insurance contract will be owned by the Company.

6.02 Nonalienability and Nontransferability

        The rights of a Participant to the payment of deferred compensation as provided in the Plan shall not be assigned, transferred, pledged or encumbered, or be subject in any manner to alienation or anticipation. No Participant may borrow against his Accounts. No Accounts shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, whether voluntary or involuntary, including any liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of any Participant.

6.03 Plan Administrator

        The administrator of the Plan shall be the Administrative Committee, which shall have authority to adopt rules and regulations for carrying out the Plan, to delegate its administrative responsibilities as it shall, from time to time, deem advisable, and to interpret, construe, and implement the provisions thereof, in its complete discretion. Any decision or interpretation of any provision of the Plan adopted by the Administrative Committee shall be final and conclusive.

        If a recapitalization, stock dividend (including a spinoff dividend), combination or exchange of shares, merger, consolidation, rights offering, separation, reorganization, liquidation or any other change in the corporate structure of the Company or its shares occurs, the Administrative Committee may make such equitable adjustments to prevent the enlargement or dilution of rights, as it may deem appropriate in the number and class of shares of Aon common stock so credited.

6.04 Amendment and Termination

        The Plan may, at any time, be amended, modified, or terminated by action of the Board. No amendment, modification, or termination shall, without the consent of a Participant, adversely affect such Participant's rights with respect to amounts accrued in his or her Accounts.

SUPPLEMENT A

1.
Purpose. The provisions of this Supplement A shall apply to any deferrals made under the 1994 Plan. To the extent these provisions are inconsistent with any other provision of the Plan, the provisions herein shall govern.

2.
Allocations. Any Participant or Beneficiary may elect, within rules established by the Administrative Committee, to allocate amounts from the Aon Common Stock Account to the Aon General Account, and vice versa.

3.
Distributions. If a participant has made an election to have distributions commence before termination of employment, has selected a distribution period exceeding five annual installments and such distributions have not begun by December 31, 2001, such election shall be amended to reduce the installment period to five years, retaining the initial year of commencement. Any distribution which has not commenced by November 1, 2002 will be modified by the Administrative Committee in accordance with Section 5.01 of the Plan. If a Participant who has died does not have a beneficiary designation on file, the amounts payable shall be paid to the person or entity entitled to receive the distribution of the Participant's accounts under the Aon Savings Plan. If such a Participant did not have an account balance under the Aon Savings Plan, the amounts shall be paid to the Participant's estate. If a Beneficiary designated by a Participant fails to survive the Participant by at least ten days, the Participant's beneficiary designation is deemed to be ineffective.

4.
If a Change of Control (as defined below), the Company shall establish an irrevocable grantor trust and shall make the contributions to the trust necessary to make the payments which the Participants and Beneficiaries were entitled under the 1994 Plan on the date of the change of control. Any payments by the trust shall reduce (dollar for dollar) the amounts owed to the Participant or Beneficiary by the Company. This provision is nonamendable by the Company. Change of Control shall mean: (a) the purchase or other acquisition by any person (as defined by Sections 13(d) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Act") or any comparable successor provisions) of beneficial ownership (within the meaning of Rule 13d-3 under the Act) of 20% or more of either the outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally; or (b) the consummation of a merger or equivalent combination in which the Company is not the continuing or surviving corporation, or pursuant to which shares of Aon common stock are converted into cash, securities or other property, other than a merger of the Company in which the holders of Aon common stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger; or (c) the election by stockholders of members of the Board, 20% or more of whom are persons who were not nominated in the most recent proxy statement of the Company; or (d) a liquidation or dissolution of the Company or the sale of all or substantially all of the Company's assets.

A-1

SUPPLEMENT B

1.
Purpose. The provisions of this Supplement B shall apply to any deferrals made under the 1999 Plan. To the extent these provisions are inconsistent with any other provision of the Plan the provisions herein shall govern.

2.
Distributions. Any distribution which has not commenced by November 1, 2002 will be modified by the Administrative Committee in accordance with Section 5.01 of the Plan.

B-1

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  Exhibit 4.6
AON DEFERRED COMPENSATION PLAN
TABLE OF CONTENTS
SECTION 1 Definitions
SECTION 2 Eligibility
SECTION 3 Election To Defer
SECTION 4 Deferred Compensation Amounts and Investment Elections
SECTION 5 Method of Distribution
SECTION 6 Miscellaneous
SUPPLEMENT A
SUPPLEMENT B